Exhibit 23.1

Guangdong Prouden CPAs GP Ste.2201, Yuehai Financial Center,21 Zhujiang West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Vernal Capital Acquisition Corp. on Form S-1 of our report dated August 21, 2025, which includes an explanatory paragraph relating to Vernal Capital Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Vernal Capital Acquisition Corp. as of July 31, 2025 and for the period from July 28, 2025 (inception) through July 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

September 26, 2025